EXHIBIT 99.1

SJW Group Announces 2022 Third Quarter Financial Results, Reaffirms 2022 Guidance, and Declares Dividend

•Quarterly 2022 diluted earnings of $0.82 per share
•Third quarter results impacted by regulatory changes and delay
•Reaffirms 2022 guidance range of $2.30 to $2.40 per diluted share
•Approved California rate case decision will add approximately $25.1 million in revenues for 2022
•Dividend of $0.36 per share declared

SAN JOSE, CA, October 27, 2022 – SJW Group (NYSE: SJW) today reported third quarter financial results of $0.82 diluted earnings per share (EPS) on operating revenue of $176.0 million compared to third quarter 2021 results of $0.64 diluted EPS on operating revenue of $166.9 million. Diluted EPS in 2022 includes $0.83 per share from recurring operations offset by one-time items totaling $0.01 per share.

“SJW Group continued to execute on its long-term strategy in the third quarter as we served customers at world-class levels and delivered on drinking and wastewater infrastructure investments despite challenging supply chain issues. At the same time, we were recognized by third-parties for supplier diversity achievements and employee satisfaction,” stated SJW Group Chair, CEO, and President, Eric W. Thornburg. “Further, the California Public Utilities Commission (CPUC) approval on October 6, 2022, of the settlement agreement between the Public Advocates Office and San Jose Water Company (SJWC), our largest subsidiary, on its 2022 through 2024 general rate case (GRC) delivers substantial benefits to customers and reduces revenue and expense volatility. The benefits of the approved settlement agreement will be realized in the fourth quarter.”

Reaffirms 2022 Earnings Guidance
In consideration of the third quarter financial results, SJW Group reaffirms the company’s 2022 guidance as follows:
•Net income per diluted common share of $2.30 to $2.40; and
•Regulated infrastructure investments of approximately $223 million in 2022.

SJW Group guidance is based on anticipated outcomes for pending rate cases in Maine and the current SJWC Cost of Capital proceeding in California along with average weather conditions in Texas and Maine and revenue protection mechanisms in Connecticut and California with no impact from water production mix.

Our guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

California GRC Decision
Given the timing of the CPUC’s final decision approving the settlement agreement, the benefits of the decision were not realized in the third quarter results. Revenues billed and recorded for the third quarter of 2022 were based on 2021 adopted rates and supply mix. Had the new 2022 rates authorized in the settlement agreement been approved and implemented prior to the end of the third quarter, SJWC would have recognized additional revenues for the nine months ended September 30, 2022, of approximately $17.6 million, or approximately $0.51 per diluted share. SJWC expects to record the amount authorized in the GRC decision in the fourth quarter of 2022. The final calculation is subject to CPUC review and approval.

The approved settlement agreement recognizes the need for continued investments in SJWC’s water system to deliver high-quality and reliable water service. Among the provisions of the CPUC-approved settlement agreement:
•$350 million three-year capital budget;
•$54.1 million revenue increase over three years, prior to authorized annual inflation adjustments, if any;

•$25.1 million revenue increase in 2022, retroactive to January 1, 2022;
•Increases fixed charge portion of water bills to recover 45% of the adopted revenue requirement, up from 40% in the prior GRC;
•Authorized water supply mix from SJWC’s own surface water supplies set at 1.8 billion gallons, down from 2.6 billion gallons, which is more consistent with recent production;
•A full cost balancing account for water supply and energy costs;
•Authorized recovery of $18.2 million in memorandum and balancing accounts.

Quarterly Operating Results
Operating revenue was $176.0 million for the quarter ended September 30, 2022, compared to $166.9 million for the same period in 2021. The $9.1 million increase in revenue was primarily attributable to $9.5 million in cumulative water rate increases, $2.2 million in the net recognition of balancing and memorandum accounts and regulatory mechanisms, $800,000 in new customers, and $800,000 in winter storm customer credits provided in the prior year in our Texas service area, partially offset by $4.3 million decrease in customer usage.

The $2.2 million in the net recognition of balancing and memorandum accounts and regulatory mechanisms includes $3.9 million related to the Water Conservation Memorandum Account (WCMA) and $1.0 million related to the Monterey Water Revenue Adjustment Mechanism (MWRAM), both in California, partially offset by $2.9 million related to the Water Revenue Adjustment (WRA) mechanism in Connecticut. The $2.9 million WRA activity in Connecticut reflects a $4.0 million decrease related to an adjustment of actual revenues compared to allowed revenues due to increased usage primarily as a result of weather activity, partially offset by an update to the timing of consumption resulting in a revenue shift of $1.1 million to the third quarter of 2022 from previous periods in 2022.

Operating expenses for the quarter ended September 30, 2022, were $138.4 million, compared to $133.1 million for the same period in 2021.

•Operating expenses include water production expenses of $73.6 million in 2022 compared to $72.1 million in 2021, an increase of $1.5 million. The increase in water production expenses was primarily attributable to higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses of $9.2 million, partially offset by $6.0 million in lower customer usage and a $1.8 million decrease due to an increase in surface water supply production.
•Depreciation and amortization increased $1.7 million due to higher depreciable utility plant.
•General and administrative expenses were $1.2 million higher primarily due to increases in labor.

The effective consolidated income tax rates for the quarters ended September 30, 2022 and 2021 were approximately 1% and 13%, respectively. The lower effective rate was primarily due to a tax accounting method change in Connecticut related to a non-network assets repairs deduction.

Operating Results Year-to-Date
As of September 30, 2022, SJW reported year-to-date net income of $40.3 million, compared to $42.5 million in 2021. Diluted EPS was $1.33 in the first nine months of 2022, compared to $1.43 per diluted share for the same period in 2021. Diluted EPS in 2022 includes $1.30 per share from recurring operations and one-time items totaling $0.03 per share. Diluted EPS in 2021 included $1.37 per share from recurring operations and one-time items totaling $0.06 per share.

Operating revenue was $449.3 million for the year-to-date period ending September 30, 2022, compared to $433.9 million for the same period in 2021. The $15.4 million increase was primarily attributable to $22.2 million in cumulative rate increases and $3.7 million in revenue from new customers, partially offset by a $9.1 million decrease in customer usage and $2.5 million in the net recognition of balancing and memorandum accounts and regulatory mechanisms.

The $2.5 million net decrease in recognition of balancing and memorandum accounts and regulatory mechanisms includes $8.3 million in Connecticut related to the WRA mechanism, partially offset by $2.8 million in California related to the WCMA and $2.0 million related to the MWRAM. The $8.3 million WRA activity reflects a $4.8 million decrease related to an adjustment of actual revenues compared to allowed revenues due to increased usage primarily as a result of weather activity and an update to the timing of consumption resulting in a revenue shift of $3.5 million from the first nine months of 2022 to the fourth quarter.

Operating expenses for the first nine months of 2022 were $368.7 million compared to $354.5 million for the same period of 2021.

•Operating expenses include water production expenses of $179.7 million in 2022 compared to $176.7 million in 2021, an increase of $3.0 million. The increase in water production expenses was primarily attributable to higher average per unit costs for purchased water, groundwater extraction, energy charges and other production expenses of $20.4 million and $1.3 million in cost recovery balancing and memorandum accounts, partially offset by $13.3 million in lower customer usage and a $5.4 million decrease due to an increase in surface water production.
•Depreciation and amortization increased $7.6 million due to higher depreciable utility plant and a true-up related to Cupertino assets to adjust useful lives over the concession term.
•General and administrative expenses were $6.4 million higher primarily due to increases in labor and cost recovery balancing and memorandum accounts of $2.1 million.
•Taxes other than income taxes increased by $1.5 million due to an increase in utility plant.
•In 2022, the company recorded a $5.5 million gain on the sale of nonutility properties. No similar transaction occurred in 2021.

Other (Expense) Income in 2021 includes a $3.0 million pre-tax gain on sale from release of a holdback amount by the Guadalupe-Blanco River Authority for the sale of Texas Water Alliance Limited. No similar release occurred in 2022.

The effective consolidated income tax rates for the nine-month periods ended September 30, 2022 and 2021, were approximately 8% and 11%, respectively. The lower effective rate in 2022 was primarily due to a tax accounting method change in Connecticut related to a non-network assets repairs deduction.

Dividend
On October 26, 2022, the Directors of SJW Group declared a quarterly dividend on common stock of $0.36 per share. The dividend is payable on December 1, 2022, to shareholders of record at the close of business on November 7, 2022. Dividends have been paid on SJW Group’s and its predecessor’s common stock for more than 78 consecutive years and the annual dividend amount has increased in each of the past 54 years.

Capital Expenditures
SJW Group’s year-to-date capital expenditures for 2022 were $160.5 million, or 73% of the $223 million annual capital budget. The individual capital budgets for SJW Group’s utility operations are as follows: California, $115.1 million, Connecticut, $61.4 million, Maine, $21.8 million and Texas, $24.5 million. The California capital budget does not include capital expenditures of approximately $100 million over the next four years related to the Advanced Metering Infrastructure application approved in the second quarter. SJW Group plans to invest more than $1.3 billion in capital over the next 5 years, to build and maintain its water and wastewater operations, subject to regulatory approvals.

Rate Activity
To date in 2022, SJW’s water utility subsidiaries have received rate increases or regulatory surcharges of approximately $37.9 million in annualized revenue, excluding the $25.1 million authorized in SJWC’s GRC that was approved on October 6, 2022. The company has rate and surcharge decisions pending, that if authorized as proposed, would add an estimated $500,000 in incremental revenue.

Environmental and Social Initiatives and Recognition
On July 27, 2022, Maine Water Company celebrated the commissioning of its new $60 million Saco River Drinking Water Treatment Resource Center in Biddeford, Maine. The Resource Center was the first project of its kind in New England to be recognized with a prestigious Envision Silver Award from the Institute for Sustainable Infrastructure.

SJWC was honored with a Supply Chain Trailblazer Award from the Institute of Supply Chain Management for its supplier diversity efforts. The Connecticut Water Company was recognized for the second consecutive year as a Top Workplace in Connecticut by the Hartford Courant and Hearst Connecticut Media.

Financial Results Call Information
Eric W. Thornburg, President, Chief Executive Officer and board chair and Andrew F. Walters, Chief Financial Officer and Treasurer, will review results for the quarter in a live webcast presentation at 10:00 a.m. PT, 1 p.m. ET on Friday, October 28, 2022.

Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until January 23, 2023.

About SJW Group
SJW Group is among the largest investor-owned pure-play water and wastewater utilities in the United States, providing life-sustaining and high-quality water service to about 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California, The Connecticut Water Company in Connecticut, The Maine Water Company in Maine, and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise, and technological innovation to safeguard the environment, deliver outstanding service to customers, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities, and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “strategy,” or “anticipates,” or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.

These forward-looking statements involve a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus (COVID-19) pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality including those affecting water supply and customer usage; (5) climate change and the effects thereof, including but not limited to, droughts, and wildfires; (6) unexpected costs, charges or expenses; (7) our ability to successfully evaluate investments in new business and growth initiatives; (8) contamination of our water supplies and damage or failure of our water equipment and infrastructure; (9) the risk of work stoppages, strikes and other labor-related actions; (10) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, epidemic, or similar occurrences; (11) changes in general economic, political, business and financial market conditions; (12) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (13) legislative and general market and economic developments. The risks, uncertainties and other factors may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Forward-looking statements are not guarantees of performance, and speak only as of the date made. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group Contacts
James P. Lynch, 408-279-7966
Chief Accounting Officer

Andrew F. Walters, 408-279-7818
Chief Financial Officer

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
REVENUE	$175,981	166,923	$449,324	433,949
OPERATING EXPENSE:
Production expenses:
Purchased water	38,744	33,121	84,313	76,434
Power	3,913	4,179	10,387	10,573
Groundwater extraction charges	19,059	23,736	51,347	59,419
Other production expenses	11,888	11,069	33,607	30,302
Total production expenses	73,604	72,105	179,654	176,728
Administrative and general	23,909	22,713	71,374	64,932
Maintenance	7,065	6,369	20,651	19,221
Property taxes and other non-income taxes	8,354	8,125	24,242	22,789
Depreciation and amortization	25,529	23,837	78,342	70,787
Gain on sale of nonutility properties	(82)	—	(5,532)	—
Total operating expense	138,379	133,149	368,731	354,457
OPERATING INCOME	37,602	33,774	80,593	79,492
OTHER (EXPENSE) INCOME:
Interest on long-term debt and other interest expense	(14,190)	(13,535)	(42,160)	(40,655)
Pension non-service cost	970	334	2,860	999
Gain on sale of Texas Water Alliance	—	—	—	3,000
Other, net	875	1,244	2,694	4,782
Income before income taxes	25,257	21,817	43,987	47,618
Provision for income taxes	223	2,749	3,658	5,159
NET INCOME	25,034	19,068	40,329	42,459
Other comprehensive (loss) income, net	(173)	(12)	(602)	133
COMPREHENSIVE INCOME	$24,861	19,056	$39,727	42,592

EARNINGS PER SHARE:
Basic	$0.83	0.64	$1.33	1.44
Diluted	$0.82	0.64	$1.33	1.43
DIVIDENDS PER SHARE	$0.36	0.34	$1.08	1.02
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	30,269	29,817	30,246	29,497
Diluted	30,392	29,952	30,358	29,626

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
ASSETS
Utility plant:
Land	$39,885	39,004
Depreciable plant and equipment	3,596,198	3,381,908
Construction in progress	127,528	176,427
Intangible assets	35,960	36,276
Total utility plant	3,799,571	3,633,615
Less accumulated depreciation and amortization	1,206,690	1,136,116
Net utility plant	2,592,881	2,497,499

Real estate investments and nonutility properties	58,012	57,632
Less accumulated depreciation and amortization	16,855	15,951
Net real estate investments and nonutility properties	41,157	41,681

CURRENT ASSETS:
Cash and cash equivalents:
Cash	13,190	10,908
Restricted cash	—	1,211
Accounts receivable	71,060	60,742
Accrued unbilled utility revenue	53,682	44,026
Current regulatory assets, net	738	2,629
Prepaid expenses	12,964	9,667
Other current assets	6,266	4,902
Total current assets	157,900	134,085

OTHER ASSETS:
Regulatory assets, net	145,945	151,992
Investments	14,438	15,784
Goodwill	640,311	640,471
Other	12,072	10,883
	812,766	819,130
	$3,604,704	3,492,395

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2022	December 31, 2021
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 30,315,265 on September 30, 2022 and 30,181,348 on December 31, 2021	$30	30
Additional paid-in capital	614,226	606,392
Retained earnings	435,856	428,260
Accumulated other comprehensive loss	(765)	(163)
Total stockholders’ equity	1,049,347	1,034,519
Long-term debt, less current portion	1,453,748	1,492,935
Total capitalization	2,503,095	2,527,454

CURRENT LIABILITIES:
Lines of credit	199,170	62,996
Current portion of long-term debt	4,340	39,106
Accrued groundwater extraction charges, purchased water and power	27,694	17,200
Accounts payable	29,765	30,391
Accrued interest	17,905	14,174
Accrued payroll	11,524	11,583
Income tax payable	3,859	—
Other current liabilities	24,453	27,821
Total current liabilities	318,710	203,271

DEFERRED INCOME TAXES	208,130	200,451
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION	460,708	447,172
POSTRETIREMENT BENEFIT PLANS	89,610	89,998
OTHER NONCURRENT LIABILITIES	24,451	24,049
COMMITMENTS AND CONTINGENCIES
	$3,604,704	3,492,395